Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

of Federated Insurance Series:

We consent to the use of our reports, dated February 15, 2019, with respect to the financial statements of Federated Fund for U.S. Government Securities II, Federated Government Money Fund II, Federated High Income Bond Fund II, Federated Kaufmann Fund II, Federated Managed Volatility Fund II, and Federated Quality Bond Fund II, each a portfolio of Federated Insurance Series, as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG

Boston, Massachusetts

April 22, 2019